EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
QLogic Corporation:

     We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-75814, 333-13137, 333-42880, 333-55058, 333-66407 and 333-70112) of QLogic Corporation of our report dated April 29, 2003, related to the consolidated balance sheets of QLogic Corporation and subsidiaries as of March 30, 2003 and March 31, 2002, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended March 30, 2003, and the related financial statement schedule, which report appears in the March 30, 2003, annual report on Form 10-K of QLogic Corporation.

/s/ KPMG LLP

Orange County, California
June 16, 2003